EXHIBIT 99.1
AMENDMENT TO ADDENDUM TO CLIENT’S AGREEMENT AND TERMS AND CONDITIONS
FOR IRREVOCABLE STANDBY LETTER OF CREDIT
     This Amendment (“Amendment”), effective as of June 9, 2008, shall amend the existing Addendum to Client’s Agreement and Terms and Conditions for Irrevocable Standby Letter of Credit dated as of March 28, 2008, (“Addendum”) by and between UBS Financial Services Inc. (“UBS Financial Services”) and Diodes Incorporated (“Client”). Defined terms used herein shall have the respective meanings set forth in the Addendum unless otherwise defined herein.
     WHEREAS, UBS Financial Services and the Client desire to amend the Addendum.
     NOW, THEREFORE, with the foregoing incorporated herein by reference and made a party hereof, UBS Financial Services and the Client, intending to be legally bound, and in consideration of the mutual covenants and promises contained herein, hereby agree as follows:
     1. Section 4 of the Addendum is amended in its entirety to read as follows:
“The first sentence of Section 9 of the Client’s Agreement is amended in its entirety to read as follows:
     “All amounts advanced and other balances due shall be charged interest at a floating rate of interest per annum equal to the sum of the prevailing daily 30-day LIBOR plus 1.25% and in accordance with your usual custom, which may include the compounding of interest, including any increases in rates which reflect adjustments in 30-day LIBOR.”
     2. In all other respects, the terms and provisions of the Addendum and the Client’s Agreement and the Terms and Conditions remain unamended and in full force and effect.
     3. The Client represents and warrants to UBS Financial Services that (i) it has the full right, power and authority to make, execute and deliver this Amendment and perform its obligations under this Amendment, the Client’s Agreement and Terms and Conditions to which it is a party, and (ii) this Amendment, the Client’s Agreement and the Terms and Conditions to which it is a party constitute the legal, valid and binding obligations of the Client enforceable in accordance with their respective terms.

     4. This Amendment may be signed in multiple original counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
     5. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.
     6. This Amendment shall not become effective and binding upon UBS Financial Services until this Amendment has been executed by the Client and accepted by UBS Financial Services at its home office.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized representatives as of the date first above written.

UBS FINANCIAL SERVICES INC.
By:	/s/ Anthony E. D’Andrea
Name:	Anthony E. D’Andrea
Title:	UBS Executive Director

By:	/s/ Brian C. Arthur
Name:	Brian C. Arthur
Title:	UBS Director

DIODES INCORPORATED
By:	/s/ Keh-Shew Lu
Name:	Keh-Shew Lu
Title:	President & CEO

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